EXHIBIT 3.131
                                FIFTH AMENDMENT TO
                CONNECTICUT NATURAL GAS CORPORATION PENSION PLAN B
                             (AS AMENDED AND RESTATED
                         EFFECTIVE AS OF JANUARY 1, 1989)


        The Connecticut Natural Gas Corporation Pension Plan B is hereby amended as follows:

        1.   Section (5A) of Article I, as added by the Third Amendment,

   relating to "Change of Control," is amended by the addition of the words "or any related corporation" after the words "of the Corporation" set forth in the parenthetical phrase in subsection (iii)(2) thereof; and by the deletion of the last sentence thereof and the substitution of the following sentence in lieu thereof:

        "Following the effective date of an Agreement and Plan of Exchange, pursuant to which outstanding shares of CNG Common Stock will be exchanged for shares of the common stock of CTG Resources, Inc., the term 'Corporation,' as used in this Section (5A) of
        Article I, shall mean CTG Resources, Inc., or any successor thereto."

        2.   Except as hereinabove modified and amended, the Amended and

   Restated Plan (as amended) shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company hereby executes this Fifth Amendment this _____ day of ___________, 1997.


   WITNESS:                      CONNECTICUT NATURAL GAS CORPORATION



   _________________________     By:_______________________________
                                    Its